ARC Wireless Solutions, Inc. Announces Appointment of New Director

Wheat Ridge, Colorado April 7, 2010 -- ARC Wireless Solutions, Inc. (NASDAQ:ARCW) announced today that the Board of Directors has unanimously appointed Lynn Wunderman as a director.  Ms. Wunderman will also be appointed as a member of the Board's Audit Committee and the Board's Compensation Committee.

Ms. Wunderman is a seasoned marketing professional with over 30 years experience in direct marketing, database marketing, communications, consulting and general management. Over the years, she has launched three successful companies, two continuing non-profit organizations, and counseled some of the largest advertisers in the industry.

Commenting on this change, CEO Jason Young stated, "We are pleased with the addition of Ms. Wunderman to the Company’s Board and look forward to her contributions to the Company in 2010 and beyond.”

The Board of Directors has determined that Ms. Wunderman meets the independence standards under the NASDAQ Rules and Securities and Exchange Commission Rules as well as the Audit Committee composition standards.  Ms. Wunderman will serve for a term that will expire at the next shareholders’ meeting at which directors are elected, or until a respective successor is elected and qualified.

About ARC Wireless Solutions, Inc.
ARC Wireless Solutions, Inc. is a provider of high quality and cost effective wireless network component and wireless network solutions. We design, develop, manufacture, market and sell a diversified line of antennas and related wireless communication systems, including cellular base station, mobile, cellular, conformal and flat panel antennas. We negotiate and manage our contract manufacturing relationships through our wholly-owned subsidiary, ARC Wireless Hong Kong Limited (“ARCHK”). The Company's products and systems are marketed through the Company's internal sales force, OEMs, reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc. is headquartered in Wheat Ridge, Colorado. The Company's Hong Kong subsidiary is located in Central, Hong Kong. For more information about the Company and its products, please visit our web sites at www.arcwireless.net, www.antennas.com, and www.arcwirelesshk.net

This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. This Release contains forward- looking statements within the meaning of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward- looking statements and assumptions upon which forward- looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company's most recent Quarterly Report on Form 10- Q and Annual Report on Form 10- K for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, and the Company's ability to successfully utilize its cash, that could cause actual results to differ materially from the Company's expectations. The Company does not intend (and is not obligated) to update publicly any forward- looking statements.